Exhibit 99.1

CONTACT:

Paul Goldberg

Vice President – Investor Relations

(212) 922-1640

DOVER REDUCES FULL-YEAR FORECAST

•	Expects full-year revenue to decline -8% to -9%, including organic revenue of -7% to -8%, a -4% impact from foreign currencies, and growth from acquisitions of 3%
•	Forecasts full-year diluted earnings per share from continuing operations to be in the range of $3.75 to $3.90

Downers Grove, IL, July 9, 2015 — Dover (NYSE: DOV) today announced that it has reduced its forecast for 2015 full-year revenue and diluted earnings per share from continuing operations (“EPS”).

The Company now expects full-year revenue to decline -8% to -9% versus a prior revenue forecast of -4% to -6%. This revised forecast includes organic revenue of -7% to -8%, a -4% impact from foreign currencies, and growth from completed acquisitions of 3%. The primary factors driving this revision are continued weak fundamentals in the North American oil & gas markets, and generally weaker capital spending in retail refrigeration and certain industrial end-markets. Full-year EPS is now anticipated to be in the range of $3.75 - $3.90, as compared to its prior guidance of $4.20 - $4.40. This new forecast represents a $0.50 reduction to the high-end of the prior guidance and a $0.45 reduction to the low-end.

Dover’s President and Chief Executive Officer, Robert A. Livingston, said, “Our results continue to be impacted by diminished demand and significant customer inventory reductions in our North American Energy markets. The second quarter was also impacted by reduced activity tied to customer capital spending in retail refrigeration, oil & gas related pump markets and our industrial businesses within Engineered Systems. We anticipate capital spending in these markets to remain muted for the balance of the year. These factors will cause our full-year results to be below those we have previously communicated. While markets remain tough, we continue to focus on cost and productivity initiatives, and investing for future growth.”

Dover will release second quarter 2015 earnings at 6:00 a.m. Central time (7:00 a.m. Eastern time) on Tuesday, July 21, 2015. Later that morning, Dover will host a conference call at 9:00 a.m. Central time (10:00 a.m. Eastern time) to discuss these results. To participate on the conference call, please dial 1-866-882-5865 (domestic) or 1-678-894-3017, reservation number 67983014.

About Dover:

Dover is a diversified global manufacturer with annual revenues in excess of $7 billion. We deliver innovative equipment and components, specialty systems and support services through four major operating segments: Energy, Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for 60 years, our team of 26,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at www.dovercorporation.com.

Forward-Looking Statements:

This press release contains “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, anticipated market conditions and our positioning, operating and strategic plans, industries in which Dover businesses operate and global economies. The forward-looking statements in this release may be indicated by words or phrases such as “anticipate,” “expect,” “believe,” “indicate,” “suggests,” “will,” “plans,” “supports,” “projects,” “should,” “would,” “could,” “forecast” and “management is of the opinion,” or similar words or phrases or the use of the future tense. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, changes in customer demand and capital spending; the impact of loss of a significant customer, or loss or non-renewal of significant contracts; economic conditions generally and changes in economic conditions globally and in markets served by Dover businesses, including well activity and U.S. industrials activity; increased competition and pricing pressures in the markets served by Dover’s businesses; the impact of interest rate and currency exchange rate fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; Dover’s ability to achieve expected savings from cost-control initiatives, such as lean and productivity programs; and conditions and events affecting domestic and global financial and capital markets. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement, except as required by law.